RBC Global Asset Management (U.S.) Inc.

250 Nicollet Mall, Suite 1550

Minneapolis, MN 55401

April 1, 2026

RBC BlueBay Enhanced Income Fund

250 Nicollet Mall, Suite 1550

Minneapolis, MN 55401

Re: Subscription for the Purchase of Shares of Beneficial Interest of the RBC BlueBay Enhanced Income Fund

Ladies and Gentlemen:

The undersigned hereby subscribes to purchase 4,000 shares of beneficial interest of the RBC BlueBay Enhanced Income Fund (the “Fund”) in the aggregate amount of $100,000 as the initial capital of the Fund.

The undersigned acknowledges that such shares of the Fund are being purchased in accordance with Section 14 of the Investment Company Act of 1940, as amended, to establish the requisite net worth for the Fund for purposes of Section 14 and that such purchase is being made for investment purposes only and not for distribution purposes.

Very truly yours,

RBC Global Asset Management (U.S.) Inc.

/s/ Donald Sanya

Donald Sanya
Chief Executive Officer
RBC Global Asset Management (U.S.) Inc.

Acknowledged and Accepted:

RBC BlueBay Enhanced Income Fund

/s/ Kathleen A. Hegna

Kathleen A. Hegna
Treasurer and Principal Financial Officer
RBC BlueBay Enhanced Income Fund